Exhibit 5.1

September 16, 2022

SeaChange International, Inc.

177 Huntington Avenue, Suite 1703 PMB 73480

Boston, Massachusetts 02115

Ladies and Gentlemen:

We are counsel to SeaChange International, Inc., a Delaware corporation (the “Company”), and we have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 3,000,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (“Common Stock”), which are to be issued from time to time in connection with the Company’s Amended and Restated 2021 Compensation and Incentive Plan (the “Plan”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined copies of the Plan, the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and the corporate actions of the Company that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies. As to matters of fact relevant to our opinion set forth below, we have relied, without independent investigation, on certificates of public officials and of officers of the Company.

In rendering our opinion below, we also have assumed that (i) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of any Share under the Plan; (ii) the issuance of each Share will be properly recorded in the books and records of the Company; (iii) the Plan constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; (iv) the Company will receive consideration for each Share in an amount equal to no less that the par value of such share of Common Stock and in the amount required by the Plan (or the Award (as defined in the Plan) agreement issued thereunder) and the Authorizing Resolutions (as defined below); and (v) prior to the issuance of any Shares under the Plan, the Committee (as defined in the Plan) will duly authorize each Award granted under the Plan pursuant to resolutions (the “Authorizing Resolutions”) and in accordance with the Delaware General Corporation Law and the Plan.

Based upon and subject to the foregoing and the additional qualifications and other matters set forth below, it is our opinion that the Shares, when issued and paid for in accordance with the terms of the Plan, the Authorizing Resolutions and the applicable Award agreements, will be validly issued, fully paid and nonassessable.

The opinion expressed in this opinion letter is limited to the laws of the State of Delaware. The foregoing opinion is rendered as of the date of this letter. We assume no obligation to update or supplement such opinion in order to reflect any changes of law or fact that may occur.

We are furnishing this opinion letter to you solely in connection with the Registration Statement. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without our specific prior written consent. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L GATES LLP

K&L GATES LLP

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